UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 12, 2011

Wind Works Power Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-113296	98-0409895
(Commission File Number)	(IRS Employer Identification No.)

346 Waverley Street

Ottawa, Ontario Canada

K2P 0W5

(Address of Principal Executive Offices)

(613)  226-7883

(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section  1- Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Effective April 11, 2011 Zero Emission People LLC (“ZEP”),  a wholly owned subsidiary of Wind Works Power Corp., entered into a Purchase and Sale Agreement (the “Agreement”) with Global Winds Harvest, LLC (“GWH”) for the purchase of 75% of GWH’s interest in Thunder Spirit Wind, LLC (“Thunder Spirit”).

Thunder Spirit has a leasehold interest in several parcels of land  consisting of approximately 6,000 acres located in Adams County, North Dakota.   Preliminary wind study programs indicate the property is suitable for development of a proposed wind turbine electrical generation facility of up to 150 megawatts. The project applied for interconnection at the Midwest Independent System Operator`s powergrid with queue number G752.

The purchase price for Thunder Spirit is $1,000.  Thunder Spirit will be obligated to pay GWH a total of $260,000,i.e. the deposit to the Midwest Independent Systems Operator (“Midwest ISO”) of which $120,000 will be due within 45 days of closing and the balance of $140,000 will be due within 90 days of closing.   ZEP will be responsible to fund the project development costs.

ZEP will enter a Development Service Agreement with GWH which will provide in part for GWH to manage the property and development.  GWH will be paid a  Success Fee  at the earlier of financial closure of construction financing or start of construction.  The Success fee shall be equivalent to a 3% carried interest in the Project.

GWH has also granted to ZEP a right of first refusal with respect to the remaining 25% equity interest in Thunder Spirit.

We will need to secure financing to fund these operations.

For more detailed information on the Agreement, you are urged to read the Agreement in its entirety which is attached hereto as Exhibit 10.1.

Item 9.02 Financial Statements and Exhibits.

Exhibit 10.1

Purchase and Sale Agreement

Exhibit 99.1   Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   April 15, 2011

Wind Works Power Corp.
By:	/s/Ingo Stuckmann
Ingo Stuckmann, CEO